Exhibit 99.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

Financial Statements as of December 31, 2022 and 2021 and for the Year Ended December 31, 2022, Supplemental Schedules as of and for the year ended December 31, 2022 and Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
RETIREMENT SAVINGS PLAN

TABLE OF CONTENTS
Page

Report of Independent Registered Public Accounting Firm

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2022 and 2021	1

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2022	2

Notes to Financial Statements as of and for the Years Ended December 31, 2022 and 2021	3

SUPPLEMENTAL SCHEDULES:

Schedule of Assets (Held at End of Year) as of December 31, 2022	11

Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2022	12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the U.S. Benefits Administrative Committee and the Participants of
the Schweitzer-Mauduit International, Inc. Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the Plan) as of December 31, 2022 and 2021, and the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the year ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedules

The supplemental schedule of assets (held at end of year) as of December 31, 2022 and supplemental schedule of delinquent participant contributions for the year ended December 31, 2022, have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Moore, Colson & Company, P.C.
We have served as the Plan's auditor since 2014.
Atlanta, Georgia
July 14, 2023

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2022 AND 2021

	2022	2021
Assets:
Investments, at fair value	$102,908,838	$132,809,418

Receivables:
Participant contributions	75,588	—
Employer contributions	54,409	60,608
Notes receivable from participants	1,323,375	1,316,215
Total receivables	1,453,372	1,376,823

Net assets available for benefits	$104,362,210	$134,186,241

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2022

ADDITIONS:
Investment income:
Dividends	$1,485,388
Total investment income		1,485,388

Contributions:
Participants	4,795,992
Employer	2,785,818
Rollovers from other plans	812,230
Total contributions		8,394,040

Interest from notes receivable from participants		55,826

Total additions		9,935,254

DEDUCTIONS:
Administrative expenses		(109,477)
Benefit payments to participants		(17,431,804)
Net depreciation in fair value of investments		(22,218,004)
Total deductions		(39,759,285)

Net decrease in net assets available for benefits		(29,824,031)

Net assets available for benefits
-Beginning of year		134,186,241

-End of year		$104,362,210

See accompanying notes to financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

1. PLAN DESCRIPTION AND FUNDING POLICY

The following brief description of the Schweitzer-Mauduit International, Inc. Retirement Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General – On July 6, 2022, Schweitzer-Mauduit International, Inc. (SWM) consummated its previously announced merger transaction involving Neenah, Inc. (Neenah). A wholly-owned subsidiary of SWM merged with and into Neenah (the "Merger"), with Neenah surviving the Merger as a direct and wholly-owned subsidiary of SWM. Effective as of the closing date of the Merger, SWM changed its name to Mativ Holdings, Inc. (Mativ). The name of the Plan did not change as a result of the Merger. SWM will subsequently be referred to as Mativ and the SWM Stock Fund will subsequently be referred to as the Mativ Holdings, Inc. Common Stock Fund (Mativ Stock Fund).

The Plan is a defined contribution plan covering a large portion of employees of Mativ Holdings, Inc. (the “Company”), excluding certain non-resident aliens, leased employees and employees covered by a collective bargaining agreement (CBA), unless the CBA requires participation. The majority of Mativ's employees are eligible to participate following one month of continuous service.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company's Human Resources Committee oversees governance of the Plan, determines the appropriateness of the Plan’s investment offerings, monitors investment performance, and reports to the Plan’s Board of Directors. Effective January 1, 2023, the committee was restructured and Mativ’s Board of Directors appointed the U.S. Benefits Administrative Committee with oversight and governance of the Plan and appointed the U.S. Benefits Investment Committee (BIC) with oversight of the Plan’s investments. John Hancock Trust Company LLC (the "Trustee") holds the Plan's investment assets and executes investment transactions.

The Plan elected a Safe Harbor plan design, as permitted by the Internal Revenue Service (IRS), which exempts the Plan from certain compliance issues, primarily associated with non-discrimination testing.

Contributions – Participants may elect to defer from 1% to 75% of their annual compensation as defined in the Plan. The participants may elect to have the 401(k) portion as pretax elective deferrals and/or Roth elective deferrals. A participant may also make unrestricted after-tax contributions in whole percentages of 1% to 10% of their hourly wages or salary rate as long as the total of 401(k) and unrestricted after-tax contributions do not exceed annual contribution limits established by the IRS. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans (rollovers). Participants direct the investment of their contributions into various investment options offered by the Plan, including the Mativ Stock Fund that invests in shares of Mativ.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

1. PLAN DESCRIPTION AND FUNDING POLICY (Continued)

The Company’s matching contribution, as well as any discretionary contributions to the Plan, is determined by the Board of Directors. The safe harbor employer matching contribution is 100% of the first 3% of compensation, 50% of the next 4% - 8% of compensation, and 25% of the next 2% of compensation. In addition, union hourly employees receive matching contributions equal to 25% of employee catch-up contributions. Contributions are subject to certain statutory limitations.

Participant Accounts – Each participant’s account is credited with the participant’s contribution, Company matching contributions, any discretionary contributions and Plan earnings. Participant accounts are charged with withdrawals, losses, and an allocation of administrative expenses. Allocations are based on participant earnings account balances or specific participant transactions, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Withdrawals – Any participant may withdraw, during employment, the value of the participant's unrestricted after-tax and rollover accounts. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, in the case of hardship or after attaining age 59-l/2.

Payment of Benefits and Forfeitures – On termination of service due to death, disability, retirement, or other reasons, a participant may elect to receive a lump-sum amount equal to the value of the participant's vested interest in his or her account, partial payments, or installments over a period of not more than assumed life expectancy. If the vested amount in a participant's account does not exceed $5,000, the payment must be a lump-sum distribution.

The Plan converted to Safe Harbor status January 1, 2015. The balance in the forfeiture account will be used to reduce employer contributions and/or plan administrative expenses. As of December 31, 2022 and 2021, total forfeitures available to reduce employer contributions and/or administrative expenses totaled $41,395 and $44,319, respectively. For the year ended December 31, 2022, administrative expenses were reduced by $14,014, from forfeited amounts.

Notes Receivable from Participants – Participants may borrow up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the vested balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined by the Plan administrator. Loans are repayable over periods up to five years with the exception of loans used to purchase a primary residence of the participant. Loans are repayable immediately upon death, disability, or termination of employment. Loan transactions are treated as a transfer to (from) the investment funds and from (to) the participant loan fund.

Other – A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Company the number of shares of the Company's common stock held by the Trustee and attributable to the participant's Mativ Stock Fund accounts as of the record date for the meeting. In addition, the participant has the right to determine whether shares of the Company's common stock held by the Trustee and attributable to the participant's Mativ Stock Fund accounts should be tendered in response to offers therefore.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

1. PLAN DESCRIPTION AND FUNDING POLICY (Continued)

Vesting – Participants are immediately vested in their safe harbor matching contributions, discretionary contributions and voluntary contributions plus earnings thereon.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The financial statements of the Plan are prepared under the accrual method of accounting.

Investment Valuation and Income Recognition – As of December 31, 2022 and 2021, all investments are stated at fair value. Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). The Company's Human Resources Committee determines the Plan's valuation policies utilizing information provided by the investment advisors and Trustee. Effective January 1, 2023, the BIC has oversight of the Plan’s investments.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Administrative Expenses – Certain expenses of maintaining the Plan are paid by the Plan unless otherwise paid by the Company. Expenses that are paid by the Company are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant's account and are included in administrative expenses. Investment related expenses are included as a reduction in net appreciation (depreciation) in fair value of investments.

Notes Receivable from Participants – Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are charged directly to the borrowing participant’s account and are included in administrative expenses when incurred. As of December 31, 2022 and 2021, no allowance for credit losses has been recorded. If a participant does not make loan repayments and the Plan administrator considers the participant loan to be in default, the loan balance is reduced, and the delinquent participant note receivable is recorded as a benefit payment based on the terms of the Plan document.

Payment of Benefits – Benefit payments to participants are recorded when paid.

Use of Estimates – The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

3. FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). The three levels of the fair value hierarchy under Financial Accounting Standards Board Accounting Standards Codification 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
- quoted prices for similar assets or liabilities in active markets;
- quoted prices for identical or similar assets or liabilities in inactive markets;
- inputs other than quoted prices that are observable for the asset or liability;
- inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. As of December 31, 2022 and 2021, there have been no changes in the methodologies used.

Mativ Stock Fund: The Mativ Stock Fund is a unitized fund which includes Mativ common stock and an investment in an interest-bearing cash account for liquidity purposes. The total value of the Fund at any point in time is equal to the total market value of the common stock in the Mativ Stock Fund plus the amount of cash. As of December 31, 2022 and 2021, the amount of cash totaled $228,575 and $367,196, respectively. Each unit represents the ownership of both common shares and cash. The Company’s common stock is traded on the New York Stock Exchange (NYSE). The valuation of the units closely tracks the quoted market price listed on the NYSE.

Registered investment companies: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (NAV) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

3.    FAIR VALUE MEASUREMENTS (Continued)

Stable value fund: Valued at NAV as a practical expedient, inclusive of the adjustment to contract value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. Participant transactions (purchases and sales) may occur daily. The use of NAV is deemed appropriate as the stable value fund does not have finite lives, unfunded commitments, or significant restrictions on redemptions.

The following tables set forth by level, within the fair value hierarchy, the Plan's assets at fair value as of December 31, 2022 and 2021:

	Assets at Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total

Mativ Stock Fund	$—	$4,312,183	$—	$4,312,183
Registered investment companies	83,576,320	—	—	83,576,320
Total assets in the fair value hierarchy	$83,576,320	$4,312,183	$—	$87,888,503
Investment measured at NAV				15,020,335
Investments, at fair value				$102,908,838

	Assets at Fair Value as of December 31, 2021
	Level 1	Level 2	Level 3	Total

Mativ Stock Fund	$—	$6,139,540	$—	$6,139,540
Registered investment companies	108,171,584	—	—	108,171,584
Total assets in the fair value hierarchy	$108,171,584	$6,139,540	$—	$114,311,124
Investment measured at NAV				18,498,294
Investments, at fair value				$132,809,418

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

3.    FAIR VALUE MEASUREMENTS (Continued)

Fair Value of Investment that Uses NAV

The following table summarizes the investment measured at fair value based on NAV per share as of December 31, 2022 and 2021, respectively.

December 31, 2022	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$15,020,335	N/A	Daily	N/A

December 31, 2021	Fair Value	Unfunded Commitments	Redemption Frequency (if currently eligible)	Redemption Notice Period
Stable Value Fund	$18,498,294	N/A	Daily	N/A

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

4. PARTY-IN-INTEREST AND RELATED PARTY TRANSACTIONS

As of December 31, 2022 and 2021, the Plan’s Mativ Stock Fund held shares of the Company's common stock. For the year ended December 31, 2022, the Plan purchased shares for $1,068,567, sold shares for $1,436,957, had net depreciation of $1,792,804 and had dividends of $333,837 related to the Mativ Stock Fund. As of December 31, 2022 and 2021, the balance of the Mativ Stock Fund was $4,312,183 and $6,139,540, respectively.

Certain plan investments are shares of various investments managed by the Trustee as defined by the Plan and therefore these transactions qualify as party-in-interest transactions. The primary fees paid by the Plan relate to investment management fees charged on a daily basis to the various investments held. The Plan has a revenue credit account with the Trustee which is funded through a revenue sharing agreement. For the year ended December 31, 2022, administrative expenses were reduced by $30,628 from the revenue credit account. Party-in-interest transactions also include loans made to participants.

All of these party-in-interest transactions are exempt from the prohibited transaction rules of ERISA.

5. PRIORITIES UPON TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination, all Plan participants will become fully vested in their accounts. Management of the Company has indicated it has no current intentions to terminate the Plan.

6. TAX STATUS

The IRS has determined and informed the Company by a letter dated January 21, 2016, that the Plan and related trust are designed in accordance with applicable sections of Internal Revenue Code ("the Code"). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code and therefore believe that the Plan is qualified and the related trust is tax exempt. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2022, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2022 AND 2021

7. RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i, December 31, 2022
Plan No. 002
EIN No. 62-1612879

		Description of Investment
	Identity of Issue,	Including Maturity Date, Rate of
	Borrower, Lessor, or Similar Party	Interest, Collateral, Par or Maturity Value	Shares	Cost	Current Value

		Mativ Stock Fund:
*	Mativ Holdings, Inc.	Mativ Holdings, Inc. Common Stock	195,388	(A)	$4,083,608
	PIMCO	PIMCO Government Money Market Admin	228,575	(A)	228,575
		Total Mativ Stock Fund			4,312,183

		Registered Investment Companies:
	Vanguard	Vanguard Institutional Index (Inst)	34,554	(A)	11,113,709
	Vanguard	Vanguard Target Retirement 2030 Fund	250,869	(A)	7,869,759
	Vanguard	Vanguard Target Retirement 2025 Fund	458,950	(A)	7,655,282
	Vanguard	Vanguard Target Retirement 2035 Fund	356,028	(A)	6,889,149
	T. Rowe Price	T. Rowe Price Growth Stock Fund	108,535	(A)	6,686,812
	Allspring	Allspring Special Mid Cap Value	133,349	(A)	5,914,049
	Putnam	Putnam Large Cap Value R6	131,098	(A)	3,700,890
	Vanguard	Vanguard Target Retirement 2045 Fund	152,203	(A)	3,473,268
	Vanguard	Vanguard Target Retirement 2040 Fund	96,032	(A)	3,265,093
	Hartford	Hartford International Opportunity Y	197,021	(A)	3,227,203
	Vanguard	Vanguard Target Retirement 2020 Fund	125,839	(A)	3,191,279
	Metwest	Metwest Total Return Bond I	351,639	(A)	3,178,813
	Vanguard	Vanguard Target Retirement Income Fund	202,773	(A)	2,481,936
	Vanguard	Vanguard Mid Cap Index Adm	9,817	(A)	2,478,524
	Vanguard	Vanguard Target Retirement 2055 Fund	53,373	(A)	2,250,734
	Vanguard	Vanguard Target Retirement 2050 Fund	45,452	(A)	1,718,087
	Vanguard	Vanguard Small Cap Index Fc Adm	19,532	(A)	1,717,681
	Meridian	Meridian Small Cap Growth Inst	118,001	(A)	1,280,315
	Franklin	Franklin Small Cap Value Fund R6	22,442	(A)	1,192,785
	JP Morgan	JP Morgan Mid Cap Growth R6	24,090	(A)	940,709
	Vanguard	Vanguard Developed Markets Index Adm	68,485	(A)	925,916
	Vanguard	Vanguard Total Bond Market Index Adm	82,962	(A)	786,477
	Vanguard	Vanguard Target Retirement 2060 Fund	14,409	(A)	559,484
	Federated Investments	Federated Hermes Institutional High Yield Bond	63,675	(A)	529,136
	PIMCO	PIMCO International Bond USD Hedged Inst	29,780	(A)	276,959
	Invesco	Invesco Developing Markets R5	8,794	(A)	272,271
		Total Registered Investment Companies			83,576,320

	Putnam	Stable Value Fund	13,135,901	(A)	15,020,335
*	Notes receivable from participants	Interest rates: 4.25% - 8.50%; Matures: January 2023 - July 2032	n/a	-0-	1,323,375
	Total Investments				$104,232,213
* Sponsor and/or issuer known to be a party-in-interest to the Plan.
(A) Cost information is not required to be presented for participant-directed investments.
See Report of Independent Registered Public Accounting Firm

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. RETIREMENT SAVINGS PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
Form 5500, Schedule H, Part IV, Line 4a, December 31, 2022
Plan No. 002
EIN No. 62-1612879

Participant Contributions Transferred Late to Plan	Total that Constitute Non-exempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included [ ]	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under FSCP and PTE 2002-51
Various 2021 payroll periods	$299,685	N/A	N/A	N/A

See Report of Independent Registered Public Accounting Firm